Exhibit 10.1

March 1, 2021

NightDragon Acquisition Corp.

101 Second Street, Suite 1275

San Francisco, California 94105

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among NightDragon Acquisition Corp., a Delaware corporation (the “Company”), and Morgan Stanley & Co. LLC, as the representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 34,500,000 of the Company’s units (including up to 4,500,000 units that may be purchased solely to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), and one-fifth of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-252909) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in Section 13 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of NightDragon Acquisition Sponsor, LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors, management team and/or is an advisor to the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock owned by it, him or her (whether acquired before or after the date hereof) in favor of any proposed Business Combination and (ii) not redeem any shares of Capital Stock owned by it, him or her (whether acquired before or after the date hereof) in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell its, his or her shares of Capital Stock (whether acquired before or after the date hereof) to the Company in connection with such tender offer.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering) or such later period as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash and out of funds legally available therefor, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash and out of funds legally available therefor, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the shares of Class B Common Stock or Private Placement Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Class A Common Stock held by it, him or her, if any (whether acquired before or after the date hereof), any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of (i) a stockholder vote to approve such Business Combination, (ii) a stockholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash and out of funds legally available therefor, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Offering Shares, or (iii) in the context of a tender offer made by the Company to purchase shares of Class A Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to liquidation distributions with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3. The Sponsor and each Insider acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target business that is affiliated with the Sponsor or any Insider of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm that such Business Combination is fair to the Company from a financial point of view.

4. During the period commencing on the date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, other than to permitted transferees as described in and subject to Section 9(c) below, without the prior written consent of Morgan Stanley & Co. LLC, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Sponsor or such Insider or any affiliate of the Sponsor or such Insider or any person in privity with the Sponsor or such Insider or any affiliate of the Sponsor or such Insider), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder (“Section 16”), with respect to any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, or publicly announce an intention to effect any such transaction; provided, however, for the avoidance of doubt, that the foregoing restrictions shall not apply to the forfeiture of a portion of the Class B Common Stock pursuant to Section 6 of this Agreement. The provisions of this Section will not apply if (i) the release or waiver is effected solely to permit a transfer of securities without consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

5. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

6. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 4,500,000 Units in full within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of shares of Class B Common Stock in the aggregate equal to 1,125,000 multiplied by a fraction, (i) the numerator of which is 4,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 4,500,000. The Sponsor will be required to forfeit only that number of shares of Class B Common Stock as is necessary so that it will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (not including the Private Placement Shares).

7. The Sponsor and each Insider agrees not to participate in the formation of, or become an officer or director of, any special purpose acquisition company with a class of securities registered under the Exchange Act, other than the Company, until the Company has entered into a definitive agreement regarding a Business Combination or the Company has failed to complete a Business Combination within the time period specified in the Company’s Charter or during any extended time to consummate a business combination beyond 24 months as a result of a stockholder vote to amend the Company’s Charter.

8. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under Sections 1, 2, 4, 5, 6, 9(a), 9(b), and 11, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer its, his or her shares of Class B Common Stock (or the shares of Class A Common Stock into which such shares are convertible) until the earlier of (A) six months after the date of the consummation of the Company’s Business Combination and (B) the date on which the Company consummates a subsequent liquidation, merger, reorganization or other similar transaction which results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Class B Common Stock Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Units, the Private Placement Shares, the Private Placement Warrants or shares of Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of the Company’s Business Combination (the “Private Placement Units Lock-up Period”, together with the Class B Common Stock Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in Sections 9(a) and (b), Transfers of the Class B Common Stock, Private Placement Units, Private Placement Shares, Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Class B Common Stock that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 9(c)), are permitted (a) to the Company’s officers, directors, advisors, any affiliate or family member of any of the Company’s officers, directors or advisors or any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of our Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to the Company for no value for cancellation in connection with the completion of a Business Combination; (h) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (i) in the event of the Company’s completion of a liquidation, merger, or other similar transaction which results in all Public Stockholders having the right to exchange their Class A Common Stock for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

10. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

11. Except as disclosed in the Prospectus, neither the Sponsor nor any officer, director, advisor or any affiliate of the Sponsor, officer, director or advisor of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s Business Combination (regardless of the type of transaction that it is).

12. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer or advisor and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer or advisor and/or director of the Company.

13. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Class A Common Stock and the 8,625,000 shares of the Company’s Class B common stock, par value $0.00001 per share (the “Class B Common Stock) purchased by the Sponsor in a private placement, up to 1,125,000 shares of which are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters; (iii) “Private Placement Shares” shall mean the 900,000 shares (or up to 1,035,000 shares if the over-allotment option is exercised in full) of Class A Common Stock comprising the Private Placement Units; (iv) “Private Placement Units” shall mean the 900,000 units (or up to 1,035,000 units if the over-allotment option is exercised in full), each comprised of one share of Class A Common Stock and one-fifth of one warrant to purchase one share of Class A Common Stock, that the Sponsor has agreed to purchase for an aggregate purchase price of $9,000,000 in the aggregate (or up to $10,350,000 if the over-allotment option is exercised in full), or a purchase price of $10.00 per Private Placement Unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 180,000 shares of Class A Common Stock (or up to 207,000 shares of Class A Common Stock if the over-allotment option is exercised in full) that are part of the Private Placement Units; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the offer, sale, contract to sell, pledge, or other disposition of (or entry into any transaction that is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or the establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, or the public announcement of an intention to effect any such transaction.

14. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director or officer shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

15. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, except that any waiver need only be executed by the party waiving its rights hereunder.

16. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

17. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

18. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

19. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

20. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

21. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, facsimile transmission, or e-mail.

22. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by June 30, 2021; provided further that Section 5 of this Letter Agreement shall survive such liquidation.

23. The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Underwriters are third party beneficiaries of this Letter Agreement.

[Signature Page Follows]

Sincerely,

NIGHTDRAGON ACQUISITION SPONSOR, LLC

E-mail addresses for notices to NightDragon Acquisition Sponsor, LLC: [***]

By:	/s/ David DeWalt
Name:	David DeWalt
Title:	Manager

By:	/s/ Morgan Kyauk
Name:	Morgan Kyauk
Title:	Manager

/s/ David DeWalt
David DeWalt
E-mail address for notices to David DeWalt: [***]

/s/ Morgan Kyauk
Morgan Kyauk
E-mail address for notices to Morgan Kyauk: [***]

/s/Mark Garrett
Mark Garrett
E-mail address for notices to Mark Garrett: [***]

/s/ Ken Gonzalez
Ken Gonzalez
E-mail address for notices to Ken Gonzalez: [***]

/s/ Steve Simonian
Steve Simonian
E-mail address for notices to Steve Simonian: [***]

/s/ Barbara Massa
Barbara Massa
E-mail address for notices to Barbara Massa: [***]

/s/ Kara Wilson
Kara Wilson
E-mail address for notices to Kara Wilson: [***]

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

NIGHTDRAGON ACQUISITION CORP.

E-mail address for notices to NightDragon Acquisition Corp.: [***]

By:	/s/ Morgan Kyauk
Name:	Morgan Kyauk
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]